UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2009

Commission File Number: 1-9852

CHASE CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Offices, Including Zip Code)

(508) 279-1789

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On September 1, 2009, Chase Corporation (“Chase” or the “Company”) entered into a stock purchase agreement (“the Agreement”) with the Shareholders of C.I.M. Industries Inc. (“C.I.M.”), to acquire all of the outstanding shares of capital stock of C.I.M.  The purchase price was paid through a combination of cash and non-negotiable promissory notes.  The terms of the Agreement and the consideration paid are further described in Item 2.01.

In conjunction with its acquisition of the outstanding shares of capital stock of C.I.M., on September 4, 2009, Chase entered into a three year term loan agreement with Bank of America as further described in Item 2.01.

Item 2.01 - Completion of Acquisition or Disposition of Assets

On September 4, 2009, Chase Corporation acquired all of the outstanding capital stock of C.I.M. Industries Inc. (“C.I.M.”), which is based in Peterborough, NH and has a manufacturing facility in Texas.  C.I.M. is a specialized manufacturer of high performance coating and lining systems used worldwide in the liquid storage and containment industry.  In its most recently completed fiscal year, C.I.M. revenues were approximately $9.2 million.  The total purchase price was $19.5 million, subject to certain adjustments relating to the closing date working capital and closing cash balances.

The purchase price consists of cash in the amount of $16.5 million (subject to closing adjustments) and the delivery of non-negotiable promissory notes (the “Notes”) in the aggregate amount of $3.0 million.  The net assets acquired by Chase Corporation include cash, inventories, trade receivables, property, plant & equipment, trade payables and certain other current assets and liabilities.  The principal of the Notes will be paid in three consecutive annual installments of $1.0 million each, with the initial payment due on September 4, 2010.  Interest on the unpaid principal balance of the Notes will accrue at a rate per annum equal to the applicable Federal rate, and will be paid annually with each principal payment.

Chase acquired all of the shares of C.I.M. from Thomas A. Palmer, Robert E. Scribner, Scott S. Scribner, Richard H. Stephens, and Paul W. Sullivan, who were the holders of all of the issued and outstanding shares of capital stock of C.I.M.  There is no material relationship between Chase Corporation and C.I.M. or its former stockholders, other than in respect of the Agreement.

The Company funded this acquisition partly through its available cash on hand and funded the balance through a loan in the amount of $10.0 million from Bank of America and the $3.0 million note payable to C.I.M. shareholders described above.  The loan from Bank of America (the “Loan”) is an unsecured, three year term note with interest and principal payments due monthly.  Interest is calculated at the applicable LIBOR rate plus a margin of 1.75% per annum, with interest payments due on the last day of each month.  In addition to monthly interest payments, Chase Corporation will repay the principal in equal installments of $166,667 each, beginning on September 30, 2009, and on the last day of each month thereafter, ending on August 31, 2012 (the “Repayment Period”).  In any event, on the last day of the Repayment Period, Chase will repay the remaining principal balance plus any interest then due.

The Loan is subject to certain covenants which require Chase Corporation to maintain certain financial ratios, including Total Liabilities to Tangible Net Worth and Debt Service Coverage ratios.  Prepayment of the Loan is allowed at any time during the term of the Loan.

The Company also uses Bank of America as its primary provider for routine commercial banking services which includes a long-term unsecured credit facility up to a maximum amount of $10,000,000.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 2.01.

Item 7.01 — Regulation FD Disclosure

On September 8, 2009, Chase Corporation issued a press release announcing its acquisition of C.I.M., a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 - Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired

The financial statements and additional information required pursuant to Item 9.01(a) of Form 8-K will be filed by amendment to this report on Form 8-K no later than November 23, 2009.

(b)  Pro Forma Financial Information

The pro forma financial information required pursuant to Item 9.01(b) of Form 8-K will be filed by amendment to this report on Form 8-K no later than November 23, 2009.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Chase Corporation on September 8, 2009 announcing its acquisition of C.I.M. Industries Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: September 8, 2009	By:	/s/ Kenneth L. Dumas
Kenneth L. Dumas
Chief Financial Officer and Treasurer